EXHIBIT 10.1

Separation Agreement and General Release

THIS SEPARATION AND GENERAL RELEASE (the “Agreement”) is made as of this day  5th  of  September , 2018, by and between Daniel L. Cohen (“Executive”) and KemPharm, Inc. (the “Company”).

WHEREAS, Executive and Company entered into an Employment Agreement, dated April 13, 2016 (the “Employment Agreement”);

WHEREAS, Executive’s employment with Company will terminate effective August 31, 2018 (the “Separation Date”) due to Executive’s resignation without Good Reason (as defined in the Employment Agreement); and

WHEREAS, although Executive is not eligible for severance under the Employment Agreement or otherwise, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and Company as follows:

1.     Executive, for and in consideration of the commitments of Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Company, its stockholders, its present and past affiliates, subsidiaries and parents, their respective officers, directors, investors, employees, and agents, and their respective predecessors, successors and assigns, heirs, executors, and administrators (collectively, “Releasees”), subject to the exceptions of Section 2 of this Agreement, from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, to the extent arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and/or the termination of that employment relationship, including, but not limited to, (i) any claims for monetary damages arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act; (ii) any and all claims arising under the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended; (iii) any and all claims arising under any applicable state and local fair employment practice laws and wage and hour laws; (iv) any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; and (v) any claims for attorneys’ fees and costs.

2.     The foregoing shall in no event apply to (i) enforcement by Executive of Executive’s rights under this Agreement, (ii) Executive’s rights as a stockholder or holder of stock options or other equity awards in Company or any of its affiliates, (iii) Executive’s rights to indemnifications under any separate contract or insurance policy, (iv) Executive’s right to seek unemployment insurance benefits, (v) Executive’s right to seek workers’ compensation benefits, (vi) any rights Executive has to indemnification for service as an officer of Company, or (vii) any claims that, as a matter of applicable law, are not waivable. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

Executive and Company agree that nothing in this Agreement prevents or prohibits Executive from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, Executive acknowledges and agrees, however, Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

Executive and Company further agree that the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission, other federal agencies and comparable state or local agencies (the “Government Agencies”) have the authority to carry out their statutory duties by investigating charges or complaints, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC, applicable federal agency or comparable state or local agencies. Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief. Executive retains the right to communicate with, cooperate with or participate in any proceeding or investigation before any Government Agencies and understands that this Agreement does not limit his ability to voluntarily communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf; provided, however that this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission.

3.     In consideration of Executive’s agreement to comply with the covenants described in Section 6-10 of the Employment Agreement (Intellectual Property, Confidential Information, Noncompetition, Nonsolicitation of Employees, and Reasonableness of Restrictions; Remedies), Company agrees as set forth in paragraph 6 herein. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

4.     Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with Company, that Executive shall not seek employment with Company or any affiliated entity at any time in the future, and that neither Company nor any affiliate has any obligation to employ Executive in the future.

5.     Executive agrees that Executive will not disparage or subvert Company or the Releasees, or make any statement reflecting negatively on Company or the Releasees, including, but not limited to, any matters relating to the operation or management of Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to discuss Executive’s employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.     In consideration for Executive executing this Agreement, allowing it to become effective and complying with its terms, the Company agrees to pay and provide Executive with the following severance benefits:

(a) The Company will make severance payments to Executive in the form of continuation of Executive’s base salary in effect on the Separation Date for ten (10) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, with the first payment made on the first regularly scheduled pay day which occurs at least five (5) business days after the Effective Date (as defined below).

(b) Executive will receive a pro rata Target Annual Bonus in the amount of $81,554.79, subject to standard payroll deductions and withholdings, and paid on the first regularly scheduled pay day which occurs at least five (5) business days after the Effective Date.

(c) If Executive timely elects continued coverage under COBRA, the Company shall pay for the COBRA premiums to continue Executive’s health insurance coverage (including coverage for eligible dependents, if applicable) (less the amount that Executive would be required to contribute for health coverage if Executive were an active employee of Company) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) ten (10) months following the Separation Date; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(d) The Company will accelerate the vesting of all unvested shares subject to stock options granted to Executive (the “Options”) so that such Options will be fully vested.

(e) The Company will extend the exercise period for the Options, so that the Options remain exercisable through September 29, 2019, but in any case no later than the original expiration date of each Option. To the extent the Options are “incentive stock options” under the Internal Revenue Code, an extension of the exercise period, and acceleration of the vesting and exercisability, may cause them to lose such status and instead be treated as non-qualified stock options for federal tax purposes. This may be less advantageous to Executive from a personal tax perspective in certain respects, including an obligation on Executive’s part to satisfy any income and employment tax withholding obligations that arise when he exercises a non-qualified stock option. The Company makes no representation or guarantees regarding the status of the Options as incentive stock options or otherwise. Executive acknowledges that the Company is not providing tax advice to him and that he has been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options and any other compensation and benefits that he is receiving under this Agreement. Executive acknowledges and agrees that, as a condition to any exercise of the vested Options, the Company may require Executive to enter into an arrangement providing for the payment by Executive to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of the vested Options. The Options, including Executive’s rights to exercise the vested Options, remain subject to the terms of the Plan and Option Documents, as modified by this Section.

The Company is offering severance to Executive in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Executive agrees due to his resignation from employment without Good Reason, he is not entitled to any severance benefits or payments beyond the Accrued Benefits (as defined in the Employment Agreement), and is only eligible for the benefits and payments described above if he executes this Agreement, allows it to become effective and fully complies with its terms.

7.     Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against Company and the Releasees, Executive would only have been entitled to the payments provided in Company’s standard severance pay plan for employees.

8.     Executive acknowledges and agrees that Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with Company or a Releasee and, further, that this Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties, excluding only Executive’s and Company’s post-termination obligations under Executive’s Employment Agreement, Executive’s rights under any outstanding equity grants in accordance with the terms of the applicable grant agreements, any obligations relating to the securities of Company or any of its affiliates and Company’s obligations under Executive’s Employment Agreement and to pay or provide the Accrued Benefits (as defined in Section 4(B) of the Employment Agreement), all of which shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement or the terms of this Agreement. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

9.     Except as may be necessary to obtain approval or authorization to fulfill Executive’s or its obligations hereunder or as required by applicable law and subject to the exceptions of Section 2 of the Agreement, (a) Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, and (b) Company agrees that the terms of this Agreement will not be disclosed. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10.     Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by Company and/or its predecessors, parents, subsidiaries or affiliates or obtained as a result of Executive’s employment with Company and/or its predecessors, parents, subsidiaries or affiliates, or created by Executive while employed by or rendering services to Company and/or its predecessors, parents, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Separation Date, Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers. Executive should coordinate return of Company property with Dave Fake, Senior Manager, Human Resources.

11.     Subject to the exceptions of Section 2 of the Agreement, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

12.     The parties agree and acknowledge that the agreements by Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13.     Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages.

14.     This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa.

15.     Executive certifies and acknowledges as follows:

(a)     That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE Company and each of the Releasees from any legal action arising out of Executive’s employment relationship with Company and the termination of that employment relationship;

(b)     That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)     That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)     That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)     That Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f)     Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period (the eighth day after Executive executes and does not revoke this Agreement will be the “Effective Date”). In the event of a timely revocation by Executive, this Agreement will be deemed null and void and Company will have no obligations hereunder. Revocation may be achieved only by delivering a letter to David Shane Fake, Senior Manager, Human Resources, at 1180 Celebration Blvd., Suite 103, Celebration, FL 34747, clearly evidencing a decision to revoke within the seven-day revocation period.

16.     Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company and the orderly transfer of any such pending work to the other employees of Company as may reasonably be designated by the Company following the Separation Date.

[Signatures to Follow]

Intending to be legally bound hereby, Executive and Company executed the foregoing Separation of Employment Agreement and General Release this  5th  day of  Sept. , 2018.

Daniel L. Cohen

/s/ Daniel L. Cohen		Witness:	/s/ Rachel M. Cohen

KemPharm, Inc.

By:	/s/ R. LaDuane Clifton	Witness:	/s/ Susan Smoker
Name:	R. LaDuane Clifton
Title:	CFO